ESCO GLOBAL REALTY CORP.

Own Your Future®

EQUITY PURCHASE PLAN DATED FEBRUARY 10, 2009

1.	Purpose and Definitions

1.1.
Purpose.  The purpose of this Plan is to: (a) attract and retain the best available personnel for positions within the ESCO Global Realty System; (b) provide additional incentives to Franchisees and Sales Agents; (c) provide Franchisees and Sales Agents as well as Regional Owners and Support Staff, with the consent of the Corporation, with an opportunity to acquire a proprietary interest in the Corporation to encourage their continued provision of services to the ESCO Global Realty System; and (d) generally promote the success of the Corporation’s business and the interests of the Corporation and all of its stockholders, through the mandatory and elective purchase of shares of the Corporation’s common stock by Franchisees and Sales Agents as well as Regional Owners and Support Staff, with the consent of the Corporation.

It is the intention of the Corporation that this Plan shall at all times be in compliance with the Securities Laws and inconsistencies between this Plan and the Securities Laws, whether due to inadvertence or changes in the Securities Laws, shall be resolved in favor of the Securities Laws.

1.2.	Definitions. In this Plan:

“Board” means the Board of Directors of the Corporation;

“Corporation” means ESCO Global Realty Corp., a Colorado corporation, and shall include any successor thereto;

“Director” means a member of the Board;

“ESCO Global Realty System” means the system developed by the Corporation relating to the establishment, development and operation of real estate brokerage offices specializing in the marketing of real estate and related services;

“Franchisee” means a person that has entered into a franchise agreement approved by the Corporation with a Regional Owner which grants the Franchisee a license to use and be part of the ESCO Global Realty System;

“Issuance Date” for a Share means the date a Share is issued by the Corporation to a Participant;

“Participant” means a person who is a bona fide Regional Owner, Franchisee, Sales Agent, or Support Staff;

“person” means a corporation or an individual;

“Plan“ means this Equity Purchase Plan, as amended from time to time in accordance with the terms hereof;

“Purchase Price” means the amount payable per Share for Shares purchased under this Plan;

“Regional Owner” means a Subfranchisor, whether a corporation or a person, that has entered into an agreement with the Corporation which grants the Regional Owner a license, pursuant to the ESCO Global Realty System, to sell franchises and recruit, train and provide certain services to Franchisees within a predefined geographical territory;

“Registration Statement” means a registration statement containing a prospectus filed with applicable securities regulators to qualify the distribution of securities to Participants pursuant to this Plan;

“Sales Agent” means a licensed real estate sales agent, broker or associate broker whose license is formally registered under a Franchisee’s real estate broker’s license and who has executed a sales representative agreement approved by the Corporation with a Franchisee;

“Securities Laws” means any laws and regulations applicable to this Plan and any Share issued under this Plan and any rules and policies of any securities regulatory authority that may have lawful jurisdiction over this Plan and any Shares issued under this Plan; and

“Shares” means the shares of the common stock, without par value, of the Corporation described in the Corporation’s Articles of Incorporation, as amended.

2.	Stock Purchase Plan

2.1.	Establishment of the Plan. There is hereby established this Plan to create an incentive for Participants to provide their continued assistance to the Corporation’s business.

2.2.
Shares Issuable under the Plan.  Subject to the Securities Laws, the aggregate number of Shares that may be purchased and issued pursuant to this Plan shall not exceed the number of Shares reserved for issuance pursuant to a Registration Statement valid at the time of the issuance of any Shares under this Plan.

2.3.
Registration Statement.  Notwithstanding any other provisions in this Plan, the Corporation and its Directors shall not be obligated to issue any Shares or other securities of the Corporation to any person pursuant to this Plan, and no Participant shall be obligated to purchase Shares pursuant to this Plan, if (a) such Shares or other securities are not qualified by a Registration Statement applicable to the distribution to such person or (b) such issuance or purchase is not in compliance with the Securities Laws.

2.4.	Eligibility. Shares shall be issued under this Plan to Participants pursuant to section 3.

2.5.
Powers of the Board.  The Board shall be responsible for the general administration of this Plan and the proper execution of its provisions, the interpretation of this Plan and the determination of all questions arising hereunder.  Without limiting the generality of the foregoing, the Board has the power to:

(a)	allot Shares for issuance in connection with this Plan;

(b)	issue Shares under this Plan;

(c)	subject to the Securities Laws, amend, suspend, terminate or discontinue this Plan, or revoke or alter any action taken in connection therewith;

(d)
delegate all or such portion of its powers under this Plan as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of this Plan so delegated to the same extent as the Board is hereby authorized so to do; and

(e)	may in its sole discretion amend this Plan to reduce the benefits that may be issued to Participants subject to the other terms of this Plan.

3.	Purchase Price and Terms

3.1.	Purchase Price. The Purchase Price of a Share shall be set by the Board at the time such Share is purchased under this Plan and shall be equal to:

(a)
if the Corporation’s Shares are listed for trading on a stock exchange or quoted for trading on the Over-The-Counter Bulletin Board (the “OTCBB”), the closing market price of the Shares on the trading day prior to the Issuance Date of the Share; or

(b)	if the Corporation’s Shares are not listed for trading on a stock exchange or quoted for trading on the OTCBB on the Issuance Date of the Share, $1.00 per Share.

3.2.	Mandatory Purchase of Shares. Subject to other provisions in this Plan, each Participant shall purchase Shares pursuant to this Plan as follows:

(a)	each Franchisee shall purchase Shares equal in value to the amount of two-tenths of one percent (0.2%) of the total gross commissions earned by all Sales Agents within the Franchisee’s offices; and

(b)	each Sales Agent shall purchase Shares equal in value to the amount of two percent (2%) of the total gross commissions earned by the Sales Agent.

3.3.
Elective Purchase of Shares.  Subject to other provisions in this Plan, in addition to the mandatory purchase of Shares pursuant to section 3.2, each Franchisee or Sales Agent may elect to purchase additional Shares pursuant to this Plan as follows:

(a)
each Franchisee may purchase additional Shares equal in value to the amount of three-tenths of one percent (0.3%) of the total gross commissions earned by all Sales Agents within Franchisee’s offices; and

(b)	each Sales Agent may purchase additional Shares equal in value to the amount of three percent (3%) of the total gross commissions earned by the Sales Agent.

3.4.
Purchases by Regional Owners and Support Staff.  Regional Owners and Support Staff may purchase, subject to the prior approval of the Corporation, any number of Shares under this Plan at any time and at their own discretion.

3.5
Issuance Date.  Subject to other provisions in this Plan, any Shares purchased pursuant to sections 3.2, 3.3 and 3.4 shall be issued by the Corporation on the Issuance Date; which Issuance Date shall be within 30 days of the end of any quarter of the Corporation’s fiscal year.

3.6
Time of Payment.  Each Franchisee, on behalf of each Sales Agent, at the time of payment of a Sale Agent’s commission shall withhold the mandatory and elective amounts payable by the Sales Agent pursuant to subsections 3.2(b) and 3.3(b) and shall submit such amounts to the Corporation as directed by the Corporation.  Each Franchisee shall submit the mandatory and elective amounts payable by such Franchisee pursuant to subsections 3.2(a) and 3.3(a) and shall submit such amounts to the Corporation as directed by the Corporation.  Each Regional Owner and Support Staff that decides to purchase Shares after first receiving approval of the Corporation, shall submit the Purchase Price to the Corporation as directed by the Corporation.

3.7
Delivery of Certificate and Hold Periods.  The Corporation shall direct its transfer agent to issue a certificate to the Participant for the appropriate number of purchased Shares.  Such certificate shall bear a legend stipulating any resale restrictions required under Securities Laws.

4	General

4.1
Employment and Services.  Nothing contained in this Plan shall confer upon or imply in favor of any Participant any right with respect to office, employment or provision of services with the Corporation, or interfere in any way with the right of the Corporation to lawfully terminate the Participant’s office, employment or service at any time pursuant to the arrangements pertaining to same.

4.2
No Representation or Warranty.  The Corporation makes no representation or warranty as to the future market value of the Shares issued in accordance with the provisions of this Plan or to the effect of any taxing statute governing the Shares or the tax consequences of purchase to a Participant.  Compliance with Securities Laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Corporation.

4.3	Interpretation. This Plan shall be governed and construed in accordance with the laws of the State of Colorado and the federal laws of United States applicable therein.

4.4
Amendment of this Plan.  The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate this Plan with respect to all Shares.  Any amendment to any provision of this Plan shall be subject to any necessary regulatory approvals.